Exhibit 10.17

SECOND AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

(Joseph M. Redling)

THIS SECOND AMENDMENT, dated as of December 29, 2008 (the “Second Amendment”), is between NutriSystem, Inc., a Delaware corporation (the “Company”), and Joseph M. Redling (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated August 6, 2007, (the “Employment Agreement”), and an Amendment, dated as of April 7, 2008, to the Employment Agreement (the “First Amendment”) that set forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement and the First Amendment to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder; and

WHEREAS, Section 14 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment executed between the Executive and the Company.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, agree that, effective December 29, 2008, the Employment Agreement and First Amendment shall be amended as follows:

A. Termination without Cause or Non-Renewal by the Company. Subsections (1) through (5) of Section 12 of the Employment Agreement, and Part G of the First Amendment amending subsection (1) of the Employment Agreement, are hereby amended in their entirety to read as follows:

“(1) within 30 days following the Executive’s termination date, the Company will pay to the Executive a lump sum cash severance payment (the “Severance Payment”) in the amount equal to the sum of:

(i) the greater of 12 months or the remainder (up to only a maximum of 24 months) of the Employment Term, of the sum of (x) the Salary then in effect, plus (y) the Annual Bonus (calculated as equal to 100% of Salary) then in effect;

(ii) a pro rated amount of the Annual Bonus (calculated at 100% of Salary) from the first day of the calendar year in which the termination occurred through the date of termination; and

(iii) the value of the premium cost to the Company to continue the Executive on the Company’s group life and AD&D policy for the 12 month period following the Executive’s termination date; and

(2) the Executive’s group heathcare coverage will be continued for 12 months, at the Executive’s normal contribution rates; and

(3) all unvested shares of the Initial Stock Grant shall become vested; and

(4) the entire Performance Stock Grant shall become vested, except to the extent that vesting opportunities pursuant to the Performance Stock Grant have passed and the Executive’s opportunity to earn the associated shares irrevocably has been lost; and

(5) the Executive and the Company will enter into, and the Executive must not revoke, a mutual general release, which shall be a condition to the receipt of the termination benefits under this Section.”

B. Section 409A of the Code. The first sentence of Section 18 of the Employment Agreement as added by Part H of the First Amendment is hereby amended in its entirety to read as follows:

“To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii).”

C. Section 409A of the Code. A new paragraph is hereby added to the end of Section 18 of the Employment Agreement as added by Part H of the First Amendment to read as follows:

“All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement to be provided in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross-up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.”

D. Excise Tax. The first two sentences of Paragraph 3 of Appendix A of the Employment Agreement are hereby amended in their entirety to read as follows:

“An initial Tax Gross-Up Payment shall be made to the Executive on the date that any payment (which for this purpose includes the acceleration of vesting of any equity rights held by the Executive) is subject to the Excise Tax, and within ten (10) days after each date that any portion of any Total Payment becomes subject to the Excise Tax (each such date is referred to as a “Payment Date”). If the amount of the Excise Tax cannot be fully determined by the Payment Date, the Company shall pay to the Executive by the Payment Date an estimate of such payment, determined by the Company reasonably and in good faith, and the Company shall pay to the Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than twenty (20) days after the Payment Date.”

E. Effect on Employment Agreement and First Amendment. In all respects not modified by this Amendment, the Employment Agreement and the First Amendment are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Second Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	Chief Financial Officer

EXECUTIVE
/s/ Joseph M. Redling
Name:	Joseph M. Redling

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